News Release

Date: February 23, 2017

American Homes 4 Rent Reports Fourth Quarter and Full Year 2016 Financial and Operating Results
AGOURA HILLS, Calif.—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high quality single-family homes for rent, today announced its financial and operating results for the quarter and year ended December 31, 2016.
Highlights

•	Total revenues increased 31.9% to $227.6 million for the fourth quarter of 2016 from $172.6 million for the fourth quarter of 2015.

•
Net income attributable to common shareholders was $2.4 million, and a $0.01 loss per diluted share, for the fourth quarter of 2016, compared to a net loss attributable to common shareholders of $20.5 million, or a $0.10 loss per diluted share, for the fourth quarter of 2015.

•
Core Funds from Operations attributable to common share and unit holders for the fourth quarter of 2016 was $75.9 million, or $0.26 per FFO share and unit, compared to $53.8 million, or $0.21 per FFO share and unit, for the same period in 2015, which represents a 25.1% increase on a per share and unit basis.

•
Adjusted Funds from Operations attributable to common share and unit holders for the fourth quarter of 2016 was $67.7 million, or $0.23 per FFO share and unit, compared to $46.2 million, or $0.18 per FFO share and unit, for the same period in 2015, which represents a 30.0% increase on a per share and unit basis.

•	Increased Core Net Operating Income ("Core NOI") margin on Same-Home properties to 64.4% for the fourth quarter of 2016, compared to 61.3% for the same period in 2015.

•	Core NOI after capital expenditures from Same-Home properties increased 11.4% and 12.1% year over year for the quarter and year ended December 31, 2016, respectively.

•	Maintained solid leasing performance with total and Same-Home portfolio leasing percentages of 94.7% and 95.4%, respectively, as of December 31, 2016.

•	Achieved rental rate growth with 2.7% and 3.3% rental rate increases on new and renewal leases, respectively, during the quarter ended December 31, 2016.

•	Authorized $400.0 million “at the market” common share offering program and issued 4.9 million Class A common shares for a total price of $104.0 million.

“The Company had a strong year of accomplishments on all fronts in 2016. We grew our portfolio by more than 24%, mostly as a result of our merger with American Residential Properties, which provided significant incremental opportunities to capture economies of scale and enhanced operating margins. As a result of this growth and our initiatives, we continued to strengthen our operational performance during the fourth quarter of 2016, producing a year over year Same-Home quarterly Core NOI growth after capital expenditures of 11.4%, which in turn drove year over year increases in our Core FFO per share and AFFO per share of 25.1% and 30.0%, respectively,” stated David Singelyn, American Homes 4 Rent's Chief Executive Officer. "As we move forward in 2017 and beyond, our portfolio is well positioned for further growth and our balance sheet provides the strength and flexibility to allow us to capitalize on potential opportunities as we continue to drive long term value for our shareholders."
Fourth Quarter 2016 Financial Results
Total revenues increased 31.9% to $227.6 million for the fourth quarter of 2016 from $172.6 million for the fourth quarter of 2015. Revenue growth was primarily driven by continued strong leasing activity, as our total leased portfolio grew to 44,798 homes as of December 31, 2016, which included 7,170 homes acquired from American Residential Properties ("ARPI"), compared to 36,403 homes as of December 31, 2015.
Net income attributable to common shareholders totaled $2.4 million, and a $0.01 loss per diluted share, for the fourth quarter of 2016, compared to a net loss attributable to common shareholders of $20.5 million, or a $0.10 loss per diluted share, for the fourth quarter of 2015. This improvement was primarily attributable to higher revenues, lower acquisition fees and costs expensed and a net gain on the sale of single-family properties, partially offset by increases in property operating and depreciation expenses resulting from growth in our property count and a rise in interest expense due to higher outstanding borrowings.
Core NOI from Same-Home properties increased 10.0% to $69.2 million for the fourth quarter of 2016, compared to $62.9 million for the fourth quarter of 2015. This increase was primarily due to higher average occupancy levels, rental rate growth and lower maintenance and turnover costs resulting from operational enhancements. After capital expenditures, Core NOI from Same-Home properties increased 11.4% to $65.7 million for the fourth quarter of 2016, compared to $59.0 million for the fourth quarter of 2015. This additional improvement was attributable to our operational enhancements, which also resulted in lower levels of capital expenditures.
Core NOI on our total portfolio increased 35.6% to $129.1 million for the fourth quarter of 2016, compared to $95.2 million for the fourth quarter of 2015. This increase was primarily due to substantial growth in rental income resulting from a larger number of leased properties, including those acquired from ARPI.
Core Funds from Operations attributable to common share and unit holders ("Core FFO attributable to common share and unit holders") was $75.9 million, or $0.26 per FFO share and unit, for the fourth quarter of 2016, compared to $53.8 million, or $0.21 per FFO share and unit, for the fourth quarter of 2015. Adjusted Funds from Operations attributable to common share and unit holders ("Adjusted FFO attributable to common share and unit holders") for the fourth quarter of 2016 was $67.7 million, or $0.23 per FFO share and unit, compared to $46.2 million, or $0.18 per FFO share and unit, for the fourth quarter of 2015.
Full Year 2016 Financial Results
Total revenues increased 39.4% to $878.9 million for the year ended December 31, 2016, from $630.6 million for the year ended December 31, 2015. Revenue growth was primarily driven by continued strong leasing activity, as our total leased portfolio grew to 44,798 homes as of December 31, 2016, which includes 7,170 homes acquired from ARPI, compared to 36,403 homes as of December 31, 2015.
Net loss attributable to common shareholders totaled $33.5 million, or $0.14 per basic and diluted share, for the year ended December 31, 2016, compared to a net loss attributable to common shareholders of $84.6 million, or $0.40 per basic and diluted share, for the year ended December 31, 2015. This improvement was primarily attributable to higher revenues, a net gain on the sale of single-family properties and a gain on the conversion of Series E convertible units into Series D convertible units, partially offset by increases in property operating and depreciation expenses resulting from growth in our property count, a rise in interest expense due to higher outstanding borrowings and a loss on the early extinguishment of debt.
Core Net Operating Income from Same-Home properties increased 8.8% to $266.3 million for the year ended December 31, 2016, compared to $244.8 million for the year ended December 31, 2015. This increase was primarily due to higher average occupancy levels, rental rate growth and lower maintenance and turnover costs resulting from operational enhancements. After capital expenditures, Core NOI from Same-Home properties increased 12.1% to $249.0 million for the year ended December 31, 2016, compared to $222.1 million for the year ended December 31, 2015. This additional improvement was attributable to our operational enhancements, which also resulted in lower levels of capital expenditures.

Core NOI on our total portfolio increased 39.0% to $476.6 million for the year ended December 31, 2016, compared to $343.0 million for the year ended December 31, 2015. This increase was primarily due to substantial growth in rental income resulting from a larger number of leased properties, including those acquired from ARPI.
Core FFO attributable to common share and unit holders was $282.1 million, or $0.97 per FFO share and unit, for the year ended December 31, 2016, compared to $190.4 million, or $0.72 per FFO share and unit, for the year ended December 31, 2015. Adjusted FFO attributable to common share and unit holders for the year ended December 31, 2016, was $242.5 million, or $0.84 per FFO share and unit, compared to $148.6 million, or $0.56 per FFO share and unit, for the year ended December 31, 2015.
Core NOI, Same-Home Core NOI, Same-Home Core NOI after capital expenditures, Funds from Operations attributable to common share and unit holders ("FFO attributable to common share and unit holders"), Core FFO attributable to common share and unit holders, and Adjusted FFO attributable to common share and unit holders are supplemental non-GAAP financial measures. Reconciliations to GAAP measures are provided in a schedule accompanying this press release.
Portfolio
As of December 31, 2016, the Company had 44,798 leased properties, an increase of 52 properties from September 30, 2016. As of December 31, 2016, the leased percentage on Same-Home properties was 95.4%, compared to 95.9% as of September 30, 2016.
Investments
During the fourth quarter of 2016, the Company’s total portfolio grew to 48,422 homes as of December 31, 2016, including 1,119 homes held for sale, compared to 48,153 homes as of September 30, 2016, including 1,238 homes held for sale, an increase of 269 homes, which included 398 homes acquired, 127 homes sold and 2 homes rescinded. The 127 homes sold during the fourth quarter of 2016 generated total net proceeds of $16.7 million, resulting in a net gain of $1.3 million.
Capital Activities and Balance Sheet
In November 2016, the Company established an “at the market” common share offering program under which we may issue Class A common shares from time to time through various sales agents up to an aggregate of $400.0 million. The program does not have an expiration date, but may be suspended or terminated by the Company at any time. During the fourth quarter of 2016, the Company issued and sold 4.9 million Class A common shares for gross proceeds of $104.0 million, or $21.13 per share, and net proceeds of $102.8 million, after commissions and other expenses of approximately $1.2 million. As of December 31, 2016, $296.0 million remained available for future share issuances under the program.
As of December 31, 2016, the Company had cash and cash equivalents of $118.8 million and had total outstanding debt of $3.0 billion, excluding an unamortized discount on acquired debt, the value of exchangeable senior notes classified within equity and unamortized deferred loan costs, with a weighted-average stated interest rate of 3.78% and a weighted-average term to maturity of 13.4 years. The Company’s $650.0 million revolving credit facility and $350.0 million term loan facility had outstanding borrowings of zero and $325.0 million, respectively, at the end of the year.
Additional Information
A copy of the Company’s Fourth Quarter 2016 Earnings Release and Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.

Conference Call
A conference call is scheduled on Friday, February 24, 2017, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter and full year ended December 31, 2016, and to provide an update on its business. The domestic dial-in number is (877) 705-6003 (for U.S. and Canada) and the international dial-in number is (201) 493-6725 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “For Investors.” A replay of the conference call may be accessed through Friday, March 10, 2017, by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13654072#, or by using the link at www.americanhomes4rent.com, under “For Investors.”
About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing, and operating attractive, single-family homes as rental properties. As of December 31, 2016, we owned 48,422 single-family properties in selected submarkets in 22 states.
Forward-Looking Statements
This press release contains “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our belief that we will continue to capture the benefits of our recent maintenance initiatives and will continue to generate strong results. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company's management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and in the Company’s subsequent filings with the SEC.
Non-GAAP Financial Measures
This press release and the Fourth Quarter 2016 Earnings Release and Supplemental Information Package include FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Core NOI, Same-Home Core NOI and Same-Home Core NOI after capital expenditures, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income / (loss) or net cash flows from operating activities, as defined by GAAP, as measures of our liquidity, operating performance or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Fourth Quarter 2016 Earnings Release and Supplemental Information Package.

American Homes 4 Rent
Consolidated Balance Sheets
(Amounts in thousands, except share data)

	December 31, 2016	December 31, 2015
	(Unaudited)
Assets
Single-family properties:
Land	$1,512,183	$1,229,017
Buildings and improvements	6,614,953	5,469,533
Single-family properties held for sale, net	87,430	7,432
	8,214,566	6,705,982
Less: accumulated depreciation	(666,710)	(416,044)
Single-family properties, net	7,547,856	6,289,938
Cash and cash equivalents	118,799	57,686
Restricted cash	131,442	111,282
Rent and other receivables, net	17,618	13,936
Escrow deposits, prepaid expenses and other assets	133,594	121,627
Deferred costs and other intangibles, net	11,956	10,429
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,655
Total assets	$8,107,210	$6,751,219

Liabilities
Revolving credit facilities	$—	$—
Term loan facility, net	321,735	—
Asset-backed securitizations, net	2,442,863	2,473,643
Exchangeable senior notes, net	108,148	—
Secured note payable	49,828	50,752
Accounts payable and accrued expenses	177,206	154,751
Amounts payable to affiliates	—	4,093
Contingently convertible Series E units liability	—	69,957
Preferred shares derivative liability	69,810	62,790
Total liabilities	3,169,590	2,815,986

Commitments and contingencies

Equity
Shareholders' equity:
Class A common shares, $0.01 par value per share, 450,000,000 shares authorized, 242,740,482 and 207,235,510 shares issued and outstanding at December 31, 2016 and 2015, respectively	2,427	2,072
Class B common shares, $0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at December 31, 2016 and 2015	6	6
Preferred shares, $0.01 par value per share, 100,000,000 shares authorized, 37,010,000 and 17,060,000 shares issued and outstanding at December 31, 2016 and 2015, respectively	370	171
Additional paid-in capital	4,568,616	3,554,063
Accumulated deficit	(378,578)	(296,865)
Accumulated other comprehensive income (loss)	95	(102)
Total shareholders' equity	4,192,936	3,259,345

Noncontrolling interest	744,684	675,888
Total equity	4,937,620	3,935,233

Total liabilities and equity	$8,107,210	$6,751,219

American Homes 4 Rent
Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Rents from single-family properties	$198,980	$152,406	$757,603	$559,719
Fees from single-family properties	2,415	1,965	10,234	7,646
Tenant charge-backs	23,177	16,331	95,254	56,546
Other	2,987	1,885	15,798	6,665
Total revenues	227,559	172,587	878,889	630,576

Expenses:
Property operating expenses	95,476	76,456	386,474	292,155
General and administrative expense	8,026	6,409	30,992	24,906
Interest expense	31,538	27,874	130,847	89,413
Noncash share-based compensation expense	892	782	3,636	3,125
Acquisition fees and costs expensed	544	5,280	11,443	19,577
Depreciation and amortization	74,164	62,163	298,677	242,848
Other	5,496	1,084	11,978	3,770
Total expenses	216,136	180,048	874,047	675,794

Gain on sale of single-family properties, net	1,995	—	14,569	—
Loss on early extinguishment of debt	—	—	(13,408)	—
Gain on conversion of Series E units	—	—	11,463	—
Remeasurement of Series E units	—	(1,356)	—	2,100
Remeasurement of preferred shares	(4,080)	(2,530)	(7,020)	(4,830)

Net income (loss)	9,338	(11,347)	10,446	(47,948)

Noncontrolling interest	(6,640)	3,558	3,751	14,353
Dividends on preferred shares	13,587	5,569	40,237	22,276

Net income (loss) attributable to common shareholders	$2,391	$(20,474)	$(33,542)	$(84,577)

Weighted-average shares outstanding:
Basic	239,887,357	208,045,996	234,010,168	210,600,111
Diluted	295,965,589	208,045,996	234,010,168	210,600,111

Net income (loss) attributable to common shareholders per share:
Basic	$0.01	$(0.10)	$(0.14)	$(0.40)
Diluted	$(0.01)	$(0.10)	$(0.14)	$(0.40)

Non-GAAP Financial Measures
Funds from Operations attributable to common share and unit holders
The following is a reconciliation of net income (loss) attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders for the quarters and years ended December 31, 2016 and 2015 (amounts in thousands, except share and per share data):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss) attributable to common shareholders	$2,391	$(20,474)	$(33,542)	$(84,577)
Adjustments:
Noncontrolling interests in the Operating Partnership	(6,525)	3,657	4,313	14,510
Net loss (gain) on sale / impairment of single-family properties	1,508	—	(9,599)	—
Depreciation and amortization of real estate assets	72,118	60,714	292,286	235,002
FFO attributable to common share and unit holders	$69,492	$43,897	$253,458	$164,935
Adjustments:
Acquisition fees and costs expensed	544	5,280	11,443	19,577
Noncash share-based compensation expense	892	782	3,636	3,125
Noncash interest expense related to acquired debt	865	—	4,564	—
Loss on early extinguishment of debt	—	—	13,408	—
Gain on conversion of Series E units	—	—	(11,463)	—
Remeasurement of Series E units	—	1,356	—	(2,100)
Remeasurement of preferred shares	4,080	2,530	7,020	4,830
Core FFO attributable to common share and unit holders	$75,873	$53,845	$282,066	$190,367
Recurring capital expenditures	(6,353)	(5,761)	(31,536)	(32,204)
Leasing costs	(1,806)	(1,844)	(8,005)	(9,577)
Adjusted FFO attributable to common share and unit holders	$67,714	$46,240	$242,525	$148,586

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.24	$0.17	$0.88	$0.62
Core FFO attributable to common share and unit holders	$0.26	$0.21	$0.97	$0.72
Adjusted FFO attributable to common share and unit holders	$0.23	$0.18	$0.84	$0.56

Weighted-average FFO shares and units:
Common shares outstanding	239,887,357	208,045,996	234,010,168	210,600,111
Class A units	55,555,960	14,440,670	43,902,364	14,440,670
Series C units	—	31,085,974	4,926,193	31,085,974
Series D units	—	4,375,000	5,821,380	4,375,000
Series E units	—	4,375,000	705,260	4,375,000
Total weighted-average FFO shares and units	295,443,317	262,322,640	289,365,365	264,876,755
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.

Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition fees and costs expensed incurred with recent business combinations and the acquisition of individual properties, (2) noncash share-based compensation expense, (3) noncash interest expense related to acquired debt, (4) gain or loss on early extinguishment of debt, (5) noncash gain or loss on conversion of convertible units and (6) noncash fair value adjustments associated with remeasuring our Series E convertible units liability and preferred shares derivative liability to fair value.
Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) recurring capital expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) actual leasing costs incurred during the period. As many of our homes are still recently acquired and / or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual capital expenditures per Same-Home property by (b) our total number of properties, excluding non-stabilized and held for sale properties.
We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders is a helpful measure of a REIT’s performance since this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation.
We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, are helpful to investors as supplemental measures of the operating performance of the Company as they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders are not a substitute for net cash flow provided by operating activities or net income (loss) per share, as determined in accordance with GAAP, as a measure of our liquidity, operating performance or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.
Core Net Operating Income
Core NOI and Same-Home Core NOI are supplemental non-GAAP financial measures that we define as core revenues from single-family properties, which is calculated as rents and fees from single-family properties, net of bad debt expense, less core property operating expenses, which is calculated as property operating expenses excluding expenses reimbursed by tenant charge-backs and bad debt expense.
Core NOI and Same-Home Core NOI also excludes (1) noncash fair value adjustments associated with remeasuring our Series E convertible units liability and preferred shares derivative liability to fair value, (2) noncash gain or loss on conversion of convertible units, (3) gain or loss on early extinguishment of debt, (4) gain or loss on sale of single-family properties, (5) depreciation and amortization, (6) acquisition fees and costs expensed incurred with recent business combinations and the acquisition of individual properties, (7) noncash share-based compensation expense, (8) interest expense, (9) general and administrative expense, (10) other expenses and (11) other revenues. We further adjust Same-Home Core NOI by subtracting capital expenditures to calculate Same-Home Core NOI after capital expenditures, which we believe is a meaningful supplemental non-GAAP financial measure because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.
We consider Core NOI, Same-Home Core NOI and Same-Home Core NOI after capital expenditures to be meaningful financial measures because we believe they are helpful to investors in understanding the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs.
Core NOI, Same-Home Core NOI and Same-Home Core NOI after capital expenditures should be considered only as supplements to net income (loss) as a measure of our performance. Core NOI, Same-Home Core NOI and Same-Home Core NOI after capital expenditures should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Core NOI, Same-Home Core NOI and Same-Home Core NOI after capital expenditures also should not be used as substitutes for net income (loss) or net cash flows from operating activities (as computed in accordance with GAAP).
The following are reconciliations of core revenues, core property operating expenses, Core NOI, Same-Home Core NOI and Same-Home Core NOI after capital expenditures to their respective GAAP metrics for the quarters and years ended December 31, 2016 and 2015 (amounts in thousands):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total revenues	$227,559	$172,587	$878,889	$630,576
Tenant charge-backs	(23,177)	(16,331)	(95,254)	(56,546)
Bad debt expense	(1,877)	(972)	(6,969)	(5,977)
Other revenues	(2,987)	(1,885)	(15,798)	(6,665)
Core revenues	$199,518	$153,399	$760,868	$561,388

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Property operating expenses	$95,476	$76,456	$386,474	$292,155
Property operating expenses for vacant single-family properties (1)	—	(984)	—	(11,248)
Expenses reimbursed by tenant charge-backs	(23,177)	(16,331)	(95,254)	(56,546)
Bad debt expense	(1,877)	(972)	(6,969)	(5,977)
Core property operating expenses	$70,422	$58,169	$284,251	$218,384

(1)	Beginning January 1, 2016, property operating expenses for vacant single-family properties has been included in property operating expenses in the consolidated statements of operations.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss) attributable to common shareholders	$2,391	$(20,474)	$(33,542)	$(84,577)
Dividends on preferred shares	13,587	5,569	40,237	22,276
Noncontrolling interest	(6,640)	3,558	3,751	14,353
Net income (loss)	9,338	(11,347)	10,446	(47,948)
Remeasurement of preferred shares	4,080	2,530	7,020	4,830
Remeasurement of Series E units	—	1,356	—	(2,100)
Gain on conversion of Series E units	—	—	(11,463)	—
Loss on early extinguishment of debt	—	—	13,408	—
Gain on sale of single-family properties, net	(1,995)	—	(14,569)	—
Depreciation and amortization	74,164	62,163	298,677	242,848
Acquisition fees and costs expensed	544	5,280	11,443	19,577
Noncash share-based compensation expense	892	782	3,636	3,125
Interest expense	31,538	27,874	130,847	89,413
General and administrative expense	8,026	6,409	30,992	24,906
Property operating expenses for vacant single-family properties (1)	—	984	—	11,248
Other expenses	5,496	1,084	11,978	3,770
Other revenues	(2,987)	(1,885)	(15,798)	(6,665)
Tenant charge-backs	23,177	16,331	95,254	56,546
Expenses reimbursed by tenant charge-backs	(23,177)	(16,331)	(95,254)	(56,546)
Bad debt expense excluded from operating expenses	1,877	972	6,969	5,977
Bad debt expense included in revenues	(1,877)	(972)	(6,969)	(5,977)
Core net operating income	129,096	95,230	476,617	343,004
Less: Non-Same-Home core net operating income	59,885	32,338	210,283	98,172
Same-Home core net operating income	69,211	62,892	266,334	244,832
Less: Same-Home capital expenditures	3,469	3,856	17,347	22,756
Same-Home core net operating income after capital expenditures	$65,742	$59,036	$248,987	$222,076

(1)	Beginning January 1, 2016, property operating expenses for vacant single-family properties has been included in property operating expenses in the consolidated statements of operations.

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American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com